CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III
Eliminates Asset Management Fees During Offering Period

New York, New York, September 10, 2012 ˗ American Realty Capital Trust III, Inc. (“ARCT III” or the “Company”) announced today that, its board of directors and management mutually agreed to eliminate the payment of asset management fees to its advisor during the life of the Company’s offering. Instead of cash or restricted stock as previously approved, effective for the third quarter 2012, the Company’s advisor will receive on or about October 15, 2012, operating partnership units (“OP units”), which will constitute profits interest and will be forfeited unless a performance hurdle is met. Going forward, the OP units would be received on a quarterly basis.

The OP units will only vest if the Company’s per share net asset value plus distributions paid to its shareholders equals 106% of the original selling price of the Company’s common shares.

“We believe that making asset management fees subject to a performance hurdle and shareholder return aligns our interest with those of our shareholders,” stated Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCT III, “and is another example of American Realty Capital’s implementation of institutional standards and best practices to the non-traded REIT industry. We believe it is critical that, during the Company’s life as a non-traded REIT, it utilize available cash to acquire assets, pay distributions and for general working capital purposes rather than to pay out asset management fees to the advisor.”

Important Notice

ARCT III is a publicly registered, non-traded real estate investment program. Additional information about ARCT III can be found on its website at www.arct-3.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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